Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Investor Relations

Corporate/Financial Communications

(310) 279-5980

HOUSE OF TAYLOR JEWELRY ALIGNS
WITH DIAMOND TRADING COMPANY (DTC) SIGHTHOLDER

FOR HOTJ BRANDED DIAMOND INITIATIVE

-- Fine Diamonds LLC USA/Festdiam Cutting Works South Africa

Affirm Strategic Initiative with HOTJ --

WEST HOLLYWOOD, Calif., March 12, 2007 -- House of Taylor Jewelry, Inc. (NASDAQ: HOTJ), an international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, today announced it has formed a strategic alliance with Fine Diamonds LLC/Festdiam Cutting Works, a Sightholder of the Diamond Trading Company (DTC), the sales and marketing arm of the De Beers Group of Companies.

As part of an international marketing, branding and distribution effort, the initiative vertically integrates the direct sourcing and expert polishing of rough diamonds by Festdiam Cutting Works in South Africa with the branding and distribution of product by House of Taylor Jewelry.  Marketing materials and brand packaging will enable consumers to differentiate and identify HOTJ branded diamonds.   Benefiting from this initiative, House of Taylor Jewelry anticipates increased penetration of its diamond program to the retail market, with total diamond sales expected to exceed $20 million in 2007, with such increases continuing into 2008 and beyond.

“We are honored and thrilled to partner with the Meents Family (Fine Diamonds LLC) as we build out our existing marketing platforms to meet the growing global demand from consumers for diamonds of superior quality and craftsmanship,” said Jack Abramov, president and chief executive officer of House of Taylor Jewelry.  “We believe that this exciting initiative allows for continued innovation and value-added opportunities going forward as diamonds flow through this shortened pipeline to ultimately provide the consumer with the confidence and assurances of quality and value to assist in the purchasing and decision-making process.”

“It is an honor and privilege to form a strategic alliance with House of Taylor Jewelry, and we believe the relationships our companies have cultivated will continue to be mutually beneficial,” said Doran Meents, president of New York-based Fine Diamonds LLC.  “The diamond and jewelry industry is following other luxury segments by adding value through brands and branding.  I am confident that working with House of Taylor Jewelry on marketing initiatives will greatly enhance our respective businesses.”

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House of Taylor Jewelry, Inc.

The companies also plan to work together to provide educational scholarships for families in the diamond industry in Africa.

About Fine Diamonds LLC

Fine Diamonds is a subsidiary and the sales arm of Festdiam Cutting Works, a Diamond Trading Company (DTC) Sightholder.  Festdiam Cutting Works is a South African based company.  Festdiam is proud of its heritage and committed to South African governments' aims for local beneficiation.  Festdiam uses state of the art equipment and technology and employs local South-Africans, trained to cut and polish very finely made diamonds.

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, marketing initiatives that enable consumers to further differentiate and identify HOTJ branded diamonds, and increased diamond sales to retailers.. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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